Exhibit 12.1

Statement Regarding Computation of Earnings to Fixed Charges

For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issuance costs) and a portion of operating lease rental expense that is representative of the interest factor. A pro forma ratio of earnings to fixed charges to reflect the effect of the Initial Offering and Credit Agreement was not presented as the effect of such transactions did not change the historical ratio by ten percent or more.

                                                                            Year Ended                              Six Months Ended
                                                                           December 31,                                  June 30,
------------------------------------------------------------------------------------------------------------------------------------
                                                   1992         1993         1994         1995         1996                1997
Earnings (Income before income taxes)           $    164     $    913     $ 10,673     $ 14,533     $  1,674            $  2,455

Fixed Charges

     Interest Expense (including amortization   $    538     $  1,769     $  6,161     $ 12,388     $ 23,190            $ 11,781
       of deferred debt issuance costs)

     Interest factor of operating lease
       rental expense                                 39           59           94          110          167                  90
                                                -------------------------------------------------------------           ---------
Total Fixed Charges                             $    577     $  1,828     $  6,255     $ 12,498     $ 23,357            $ 11,871
                                                =============================================================           =========
Total Earnings and Fixed Charges                $    741     $  2,741     $ 16,928     $ 27,031     $ 25,031            $ 14,326
                                                =============================================================           =========

Ratio of Earnings to Fixed Charges                  1.28         1.50         2.71         2.16         1.07                1.21